Exhibit 99.2

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who will become a director of NBT Bancorp Inc. (“NBT”) pursuant to the terms of the Agreement and Plan of Merger by and among NBT, NBT Bank, National Association, Evans Bancorp, Inc., and Evans Bank, National Association, dated as of September 9, 2024, in the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of NBT, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ David J. Nasca	October 24, 2024
David J. Nasca	Date